Exhibit 21.1

List of Subsidiaries of Kokobots Group

Name of Subsidiaries	Jurisdiction
Kokobots HK Limited	Hong Kong
Shanghai Kekuruizhan Intelligent Technology Co., Ltd.	The People’s Republic of China
Shanghai Rongqiankuai Intelligent Technology Co., Ltd.	The People’s Republic of China
Shanghai Evertrend Enterprise Co., Ltd.	The People’s Republic of China
Dingyuan Electronics (Huai’an) Co., Ltd.	The People’s Republic of China
Maolv Kuaipao (Shanghai) Robots Co., Ltd.	The People’s Republic of China
Kokobots LLC	The People’s Republic of China
Jingbao Intelligent Robot (Taizhou) Co., Ltd.	The People’s Republic of China
Jingbao Intelligent Robot (Nantong) Co., Ltd.	The People’s Republic of China
Shanghai Xinyongli Technology Co., Ltd.	The People’s Republic of China